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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number:1-4166

     GLOBAL CROSSING NORTH AMERICA, INC.
     (formerly Frontier Corporation)
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     (Exact name of registrant as specified in its charter)

          180 South Clinton Avenue
          Rochester, New York  14646-0700
          (716) 777-1000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          7.25% Notes due 2004
          9% Debentures due 2021
          6% Dealer Remarketable Securities due 2013
          Medium Term Notes, 7.51%-9.3%, due 2000 to 2004
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     (Title of each class of securities covered by this Form)

                                      N/A
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(Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4 (a) (1) (i)     / /  Rule 12h-3 (b) (1) (i)      /X/
    Rule 12g-4 (a) (1) (ii)    / /  Rule 12h-3 (b) (1) (ii)    / /
    Rule 12g-4 (a) (2) (i)    / /   Rule 12h-3 (b) (2) (i)    / /
    Rule 12g-4 (a) (2) (ii)   / /   Rule 12h-3 (b) (2) (ii)   / /
                                    Rule 15d-6               / /

Approximate number of holders of record as of the certification of notice date:


74 (7.25% Notes due 2004)
26 (9% Debentures due 2021)
30 (6% Dealer Remarketable Securities due 2013)
70 (Medium Term Notes, 7.51%-9.3%, due 2000 to 2004)

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Pursuant to the requirements of the Securities Exchange Act of 1934, Global
Crossing North America, Inc. (formerly Frontier Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            GLOBAL CROSSING NORTH AMERICA, INC.
                                            (formerly Frontier Corporation)

Date: March 28, 2000                        By:   /s/ Harold M. Winfield
      -------------------------                ---------------------------
                                               Name:  Harold M. Winfield
                                               Title: Controller